JOINT VENTURE AGREEMENT

Between

Paramount Gold de Mexico, S.A. de C.V.

and

Corporacion Amermin, S.A. de C.V.

Dated February 7, 2007

TABLE OF CONTENTS

PACE

INTERPRETATION………………………………………………………...1

FORMATION OF JOINT VENTURE…………….…………….………….6

PRODUCTION NOTICE…………………………………………………..17

ELECTION TO CONTRIBUTE……………………………………............18

MINE FINANCING……………………………………...………………...19

CONSTRUCTION…………………………………………………………19

2

APPENDICES

APPENDIX I

ACCOUNTING PROCEDURES

APPENDIX II

DESCRIPTION OF PROJECT ARIA

APPENDIX III

ROYALTY INTEREST DEFINITIONS

APPENDIX IV

OPTION AGREEMENT

APPENDIX V

MANAGEMENT COMMITTEE

APPENDIX VI

PARENT'S CONSENT

3

JOINT VENTURE AGREEMENT

THIS AGREEMENT made as of the 7th day of February 2007.

AMONG:

Paramount Gold de Mexico S.A. de C.V., a company incorporated under the laws of Mexico, having an office at Calle Paseo Valle Verde #19B, Col. Valle Verde, Hermosillo, Sonora CP 83200

(referred to herein as "Paramount Mexico")

OF THE FIRST PART

AND:

Corporacion Amermin S.A. de C.V., a company incorporated under the laws of Mexico, having an office at Ramon Dominguez #200, Col. Deportistas, 31125, Chihuahua, Chihuahua, Mexico

(referred to herein as "Amermin")

OF THE SECOND PART

WHEREAS Paramount Mexico and Amermin wish to enter into this agreement (hereinafter defined as the "Agreement") to become joint participants for the express purpose of exploring for, developing and exploiting mineral deposits located in the Project Area, as more fully defined hereinafter.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained the Parties hereto have agreed and do hereby agree as follows:

Part I

INTERPRETATION

1.1

In this Agreement, including the Recitals and Appendices, the following words, phrases and expressions shall have the following meanings:

(a)

"Accounting Procedure” means the procedure attached to this Agreement as Appendix I;

(b)

"Affiliate" means any person, partnership, joint venture, corporation, or other form of enterprise, which directly or indirectly controls, is controlled by, or is under common control of a Party hereto. As used herein, "control" means direct or indirect possession of the power to direct or cause the direction of the management or policies of a legal entity, whether through ownership of voting securities, by contract, or otherwise, and the terms "controlled" and "controlling" have meanings correlative to the foregoing. It is understood and agreed that control of a company can be exercised without direct at indirect ownership of fifty percent (50%) or more of the votes exercisable of a general meeting (or its equivalent);

(c)

"Agreement" means this joint venture agreement together with all appendices attached hereto, as amended from time to time;

(d)

"Assets" means all tangible and intangible goods, chattels, improvements or other item including, without limiting the generality of the foregoing, land, buildings and equipment, excluding the Project Area, acquired for or made a part of the project Area under this Agreement or the cost of which has been included in prior Expenditures;

(e)

"Business Day" means a day other than a Saturday. Sunday or any day on which the Chase Manhattan Bank in New York New York, U.S.A. is not open for business during normal banking hours;

(f)

"Commercial Production" means the operation of the Project Area as a producing mine and the production of mineral products therefrom (excluding bulk sampling, pilot plan or test operations);

(g)

"Completion Date" means the date determined by the Management Committee on which it is demonstrated to the satisfaction of the Management Committee that the preparing and equipping of the Mine is complete and is the date on which Commercial Production commences;

(h)

"Confidential Information" means any and all information related to the Project Area and Operations carried out on cc under the Project Area and shall include but is not limited to information contained in any report, correspondence, memorandum, map, cross section, longitudinal section or profile, mine plan or design, assay or analysis result, or data. compilation or where the disclosure of such information is not required by applicable legislation or regulations or the rules and policies of a recognized stock exchange and has not been publicly announced by the Manager and is not generally known in the mining industry;

(i)

"Construction" means every kind of work carried out during the Construction Period by the Manager in accordance with the Feasibility Report approved by the Parties;

(j)

"Construction Period" means, unless the Production Notice is subsequently withdrawn, the period beginning on the date a Production Notice is given end ending on the Completion Date;

(k)

"Costs" mean all items of outlay and expense whatsoever, direct or indirect, with respect to Operations in accordance with this Agreement. Without limiting the generality of the foregoing, the following categories of Costs shall have the following meanings;

(i)

"Construction Costs" means those Costs incurred during the Construction Period;

(ii)

"Exploration Costs" means those Costs incurred during the Exploration Period;

(iii)

"Mine Costs" means Construction Costs and Operating Costs; and

(iv)

"Operating Costs" means those Costs incurred subsequent to the Completion Date;

(1)

"Effective Date" shall be deemed to mean the date of this Agreement as set out on page one hereof;

(m)

"Exploration Period" means the period beginning on the date of this Agreement and ending on the date an effective Production Notice is given;

(n)

"Feasibility Report" means a detailed report, demonstrating the feasibility of placing any part of the Project Area into Commercial Production at an acceptable rate of return on capital, in such form and detail as is customarily required by institutional lenders of major financing for mining projects, and shall include a assessment of the mineable ore reserves and their amenability to treatment, a complete description of the work, equipment and supplies required to bring such part of the Project Area into Commercial Production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations supported by explanations of the following information:

   (i)

a description of that Part of the Project Area to be covered by the proposed mine;

(ii)

the estimated recoverable reserves of minerals and the estimated composition and content thereof;

(iii)

the proposed procedure for development, mining and production;

(iv)

results of ore amenability tests;

(v)

the nature and extent of the facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event, the study shall also include a preliminary design for such mill;

(vi)

the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

(vii)

an environmental impact studies and costs;

(viii)

the period in which it is proposed the Project Area shall be brought to Commercial Production;

(ix)

such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and

(x)

working capital requirements for the initial four month operation of the Project Area as a mine or such longer period as may be reasonably justified in the circumstances;

(o)

"HSEC Policies" means the health, safety, environment and community responsibilities policy adopted by the Management Committee from time to time and implemented by the Manager in respect of all Operations;

(p)

"Interest" means all the right, title and interest of a Party in and to any undivided beneficial percentage interest in the Project Area, the Assets and any Mine, as set out in Section 3.1, subject to adjustment during the Exploration Period according to Part 11 and subsequent to the Exploration Period according to Part 14;

(q)

"Initial Contribution" means the deemed costs incurred by a Party in regard to the Project Area up to the Effective Date'

(r)

"Manager" means the manager as appointed pursuant to Section 6.1 hereof;

(s)

"Management Committee" means that committee formed pursuant to Section 4.1 hereof;

(t)

"Marketing Rights" means the sole and exclusive right and authority to market any and all Minerals mined or produced on the Project Area;

(u)

"Mine" means the workings established and Assets acquired, including, without limiting the generality of the foregoing, development headings. plant and concentrator installations, infrastructure, housing, airport and other facilities in order to bring the Project Area into Commercial Production;

(v)

"Mineral Rights" means the rights to explore for, develop and exploit Minerals located on any mineral claims, tenements,

prospecting licenses. mineral concessions, mining leases, or other form of mineral title and includes access rights, surface rights, water rights and any other form of rights relating to Minerals or to access to Minerals available under the applicable laws of the jurisdiction in which such mineral rights we located, whether contractual, statutory or otherwise;

(w)

"Minerals" means any and all ores, (and concentrates derived therefrom) and minerals, precious and base, metallic and non-metallic, in, on or under the Project Area which may lawfully be explored for, mined and sold;

(x)

"Operating Year” shall mean a twelve-month period, the first Operating Year to commence on the Completion Date and each succeeding Operating Year commencing at the expiration of the preceding Operating Year;

(y)

"Operations" means every kind of work done by the Manager:

(i)

on or in respect of the Project Area in accordance with a Program or Production Notice; or

(ii)

if not provided for in a Program or Production Notice, done to maintain the Project Area in good standing, to prevent waste or to otherwise discharge any obligation which is imposed upon the Manager; and

(iii)

includes, without limiting the generality of the foregoing, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, Construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection;

(z)

"Option Agreement" means collectively the letter agreement dated August 3, 2005 between American Stellar Energy Inc. (now Tara Gold Resources Corp.), Amermin and Paramount Gold Mining Corp known between the Parties as the Option Agreement and the letter agreement dated May 3, 2006 between, Tara Gold Resources Corp., Amermin and Paramount Gold Mining Corp., known as the Area of Mutual Interest Agreement both of which are attached hereto as Appendix IV;

(aa)

"Parent Consent" means the consent of Paramount Gold Mining Corp. and Tara Gold Resources Corp. to the entering into of this Agreement by the parties and attached hereto as Appendix VI;

(bb)

"Parties" means Paramount Mexico and Amermin and their respective successors and permitted assigns and "Party" means any one of Paramount Mexico or Amermin and its respective successors and permitted assigns;

(cc)

"Prior Expenditures" means all expenditures incurred by a Party, including that Party's Initial Contribution:

(dd)

"Prime Rate" means the rate of interest from time to time stated by the Chase Manhattan Bank at its main branch, New York, New York, U.S.A., as being its prime commercial lending rate on United States dollar demand loans;

(ee)

"Production Notice" means a notice which is given to each of the Parties pursuant to Section 13.3;

(ff)

"Program" or "Programs" means the work plans and budgets of Operations conducted during the Exploration Period by the Manager or as adopted pursuant to Section 11;

(gg)

"Project Area” means that specific geographic area as more fully described in Appendix II to this Agreement and in respect of which the Parties hereto hold an interest in Mineral Rights and includes any additional forms of mineral title that become part of the Project Area in accordance with the terms of this Agreement, the Minerals thereon, all Confidential Information obtained from Operations and those rights and benefits associated with or attached to the Project Area that we acquired for the purpose of conducting Operations. A reference to the Project Area include a reference to any portion thereof,

(hh)

"Proportionate Share" means that share which in equal to a Party's Interest; and

(ii)

"Royalty Interest" means a net smelter return royalty applicable to the Minerals under Commercial Production from the Project Area, as more fully defined in Appendix III to this Agreement.

1.2

Number and Gender. All references in this Agreement shall be read with such changes in number and gender that the context may require.

1.3

Headings: The headings in this Agreement form no part of this Agreement and are deemed to have been inserted for convenience only,

1.4

Currency: Any statement of or reference to "$" or dollar amounts shall mean the legal tender of the United States of America unless expressly stated otherwise,

Part 2

FORMATION OF JOINT VENTURE

2.1

Upon the Effective Date, the Parties shall become associated as a single purpose joint venture to carry out all such acts which are necessary or appropriate, directly or indirectly, to:

(a)

continue exploration and development work on the Project Area;

(b)

operate the Project Area as a Mine; and

(c)

engage in such other activity as may be considered by the parties to be necessary or desirable in connection with the foregoing.

2.2

AM transactions, contract, employments, purchases, operations, negotiations with third parties and any other matter Dr act undertaken on behalf of the Parties in connection with the Project Ana. shall be done. transacted, undertaken or performed in the name of the Manager only, and no Party shall do, transact, perform or undertake anything in the name of the other Party or in the joint names of the Parties.

2.3

After the commencement of Commercial Production, the rights and obligations of the Parties shall be, in each case, several, and shall riot be or be construed to be either joint or joint and several. Nothing continued in this Agreement shall, except to the agent specifically authorized hereunder, be deemed to constitute a Party, a partner, an agent or legal representative of any other Party it is intended that this Agreement shall not create the relationship of a partnership between the Parties and that no act done by any Party pursuant to the provisions hereof shall operate to create such a relationship

2.4

Subject to Part 3 of this Agreement, upon the Effective Date, each Party shall be liable for its Proportionate Share of Costs at such time as the liability is incurred by the Manager and shall discharge such liability in the manner set out in this Agreement.

2.5

All Interests held by each Party shall be held to accordance with and subject to the terms and conditions of this Agreement.

2.6

Each Party confirms that this Agreement has been authorized by its parent corporation as indicated in the Parent's Consent attached hereto at Appendix VI.

Part 3

INTERESTS OF THE PARTIES

3.1

Upon the Effective Date, the respective Interest of each Party shall be deemed to be as follows:

(a) Paramount Mexico

-70%

(b) Amermin

-30%

3.2

Upon the Effective Date, the Initial Contributions made by each Party shall be deemed to be as follows:

(a) Paramount Mexico

- $2,800,000

(b) Amermin                            -$1,200,000

Part 4

MANAGEMENT COMMITTEE

4.1

The Parties shall, as soon as is practical after the Effective Date, establish the Management Committee.  The Management Committee shall consist of four (4)members.  Each of paramount Mexico and Amermin shall be entitled to appoint two (2) members to the Management Committee.  A Party may from lime to time revoke in writing the appointment of one or both of its members to the Management committee and appoint in writing another member or members in his/her/their place.

4.2

Each party may from time to time in writing appoint one (1) alternate member to the Management Commove. Alternate members may attend meetings of the Management Committee and in the absence of a member, the alternate may vote and otherwise act in the place and stead of a member. Wherever any member or alternate member votes or acts, his/her votes or actions shall for all purposes of this Agreement be considered the actions of the Party whom he/she represents.

4.3

The Parties shall give written notice to each other from time to time as to name, address and telephone number of their respective members and alternate on the Management Committee. The initial appointees to the Management Committee shall be those persons listed in Appendix V hereto.

4.4

Any member of the Management Committee may call a meeting at any time by giving seven (7) days notice in accordance with subsection 28.1 to (be other members of the time and place of such meeting and the general nature of the business to be conducted Unless all members of the Management Committee agree otherwise, all meetings of the Management Committee shall be held in Toronto, Ontario, Canada.  Notwithstanding the foregoing, any or all members of the Management Committee may attend meetings of the Management Committee by way of teleconference in accordance with section 4.6 below. Any member of the Management Committee or alternate may waive in writing the giving of such notice before or after such meeting.

4.5

Any resolution in writing signed by all members of the Management Committee in one or more counterparts shall be as valid and binding as if passed at a meeting of the Management Committee duly called and constituted.

4.6

The members of the Management Committee (or alternate) appointed by a Party shall have a number of votes between them equal in number to the Interest held by the Party   he/she/they represent. No decision of the Management Committee shall be effective unless at least a majority of the votes cast are in favour of such decision. A quorum for any Management Committee meeting shall be present if at least one representative of each of the Parties holding an Interest is present. If a quorum is present at the meeting, the Management Committee shall be competent to exercise all of the authorities, powers and discretions herein bestowed upon it hereunder.  The Management Committee shall not transact any business at a meeting unless a quorum is present at the meeting. if a quorum is not present within 30 minutes following the time appointed for the commencement of the Management Committee meeting, the meeting shall be automatically rescheduled for the same time of day and at the same place five business days later, and there shall be no obligation to give any Party notice thereof. A quorum shall be deemed to be present at such rescheduled meeting for all purposes under this Agreement if at least one member of the Management Committee is present and he/she represents a Party holding not less than, an aggregate Interest of fifty-one percent (51%). A representative may attend and vote at a meeting of the Management Committee by telephone conference call in which each representative may hear, and be heard by, the other representatives.

4.7

         The Management Committee shall appoint a Secretary who need not be a member of the Management Committee to keep a record of the meetings of the Management   Committee. Each Party shall have the right to examine and take extracts of all records of the Management Committee (which shall be maintained by the Manager), at   reasonable times at the Manager's offices during regular business hours,.

Part 5

POWERS OF MANAGAMENT COMMITTEE

5.1

Subject to Section 6.1, the Management, Committee shall, without limiting any of its powers as specified elsewhere in this Agreement, have the exclusive right, power and authority to:

(a)

appoint and determine the terms of engagement of the Manager;

(b)

approve or reject all Programs, Construction and Operations proposals; and

(c)

remove the Manager immediately for failing to carry out any Programs, Construction or Operations in accordance with such Programs, Construction and Operations proposals as approved by the Management Committee or in contravention of the HSEC Policy.

Part 6

APPOINTMENT AND DUTIES OF THE MANAGER

6.1

The Party holding an Interest of fifty-one percent (51%) or greater shall have the right to act as Manager and shall have the right to continue to act as Manager until its Interest falls below fifty-one percent (51%). The right to act as Manager is optional and nothing contained in this Agreement imposes, a duty on any Party to act as Manager.

6.2

       If a Party elects not to act as Manager in accordance with Section 6.1, the Manager shall be appointed by the Management Committee in accordance with Subsection 5.1(a).

6.3

Parties hereby appoint Paramount Mexico as the initial Manager under this Agreement.

6.4

Subject to the control and direction of the Management Committee, the Manager shall have full right, power and authority to do everything necessary or desirable to carry out the purposes of the Parties in connection with all Programs, Construction and Operations.  All Programs, Construction and Operations shall be carried out in full compliance with the HSEC policy.

6.5

A Party may resign as Manager at any time by giving one, hundred and twenty (120) days prior written notice to the Parties and within such one hundred and twenty (120) day period the Management Committee shall appoint another Party who consents to act as the Manager,

6.6

The Manager shall charge all Costs incurred in connection with this Agreement to The Joint Venture Account (as defined in Appendix 1) in accordance with the Accounting Procedure.

Part 7

CONFIDENTIALITY

7.1

Confidential Information: The Parties acknowledge that the Confidential Information is a valuable and unique asset and that each of the Parties shall at all times:

(a)

keep in confidence all Confidential Information;

(b)

not directly or indirectly use any Confidential Information except for the purpose of furthering the interests of the Parties to this Agreement; and

(c)

take all reasonable steps to hold all Confidential Information in the strictest confidence, but if such , reasonable steps have. been taken, a Party shall not be responsible if such Confidential Information or say part of it is disclosed to any third party by reason of honest mistake by any of such party's agents or employees.

7.2

The provisions with respect to Confidential Information in Section 7.1 above, shall not apply in the event a Party is required to disclose such Confidential Information by law (to "Disclosing Party"). provided that the Disclosing Party gives the other party (the "Other Party") immediate notice of such requirement so that the Other Party can seek a protective order or other protection against disclosure, with respect to which the Disclosing Party will use its best efforts to assist the Other Party.

7.3

Press Releases:  Each Party acknowledges that each party and each Party's parent corporation may issue press releases concerning the joint venture.  With respect to such press releases each party hereto agrees to provide to the other Party, hereto the text of any proposed news release or information update with respect to this Agreement or any property comprising the Project Area at least Twenty-Four Hours prior to release of such information to third parties. The party receiving such proposed news release or information update will review and comment on the text thereof within twelve (12) hours Of receipt. The party proposing the news release or information update shall in good faith review the comments provided and shall take reasonable steps to modify the release or update according to the concerns raised. Notwithstanding the generality of the foregoing, all press releases shall state that, same is a result of this joint venture, and shall contain the names of the Party's, the Party's respective Interest and the trading symbol of each Party's parent corporation

7.3

Non-Competition: Except as expressly provided in this Agreement, each Party shall have the right to independently engage in and receive full benefits from business activities, whether or not competitive with the joint venture, without consulting the other Party or the Manager.  The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture or operation of any Party with respect to any opportunity to acquire any assets outside of the Project Area at any time, or within the Project Area after the termination of this Agreement. Unless otherwise agreed in writing, no Party shall have any obligation to mill, beneficiate or otherwise treat any Minerals or any other Party's share of Minerals in any facility owned or controlled by such Party.

Part 8

RESTRICTIONS ON TRANSFER/RIGHT OF FIRST REFUSAL

8.1

Right of First Refusal: Subject to Section 8.4 and except as otherwise expressly permitted in this Agreement:

(a)

no Party shall dispose, or offer to dispose, of any of its Interest, including its, Marketing Rights (the "Offered Interest") unless that Party (the "Offeror") first offers by notice in writing (the "Offer") to the other Parties (the "Other") the prior right to acquire the Offered Interest, and if there is more than one remaining Party, the Offered Interest must be offered to them pro rata in accordance with their respective Interests.

(b)

the Offer shall set forth.

(i)

the interest offered for sale, which Offered Interest may represent one hundred percent (100%) or any lesser portion of the Offeror's Interest;

(ii)

if a cash offer, the consideration for the Offered Interest expressed in US dollars;

(iii)

if a share offer, the consideration for the Offered Interest expressed as the value of the shares reflected as the closing market price on the date the offer is made;

(iv)

the terms and conditions of the sale (which may not be inconsistent with Part 9 of this Agreement);

(v)

that the offer must be accepted in its entirety or not at all;

(vi)

that the Offer is open for acceptance for thirty (30) days after receipt of such Offer by the Other; and

(vii)

the name and address of any prospective purchaser of the Offered Interest.

(c)

if there is one Other, or more than one Other, such Other shall, within thirty (30) days from receipt of the Offer, give notice to the Offeror stating whether it will acquire the Offered Interest.

(d)

if, after the expiration of the thirty (30) day period, one or more of the Other has elected (or is deemed to have elected) to acquire none of the Offered Interest, then the remaining Other may elect to acquire (and if more than one then on a pro rata basis in accordance with their respective Interest) that Other's pro rata share of the Interest.  Any election to acquired the Offered Interest must be confirmed in writing to the Other who elects to acquire none of the Offered Interest, and to the Offeror within seven (7) days following the expiration of the thirty (30) days specified in Subsections 8.1 (c) above.

(e)

if the Other, or any one of them, have after the operation of Subsections 8.1 (c) and 8.1 (d) above, elected to buy the whole of the Offered Interest, the Offeror shall sell to such Other the Offered Interest at the price and upon the terms and conditions contained in the Offer. Such sale and purchase must close not later than fifteen (15) days after the expiration of the thirtieth (30th) day following receipt of the Offer, or if that day is a non-Business Day, then on the next ensuing Business Day (or such other date as the Parties thereto my agree, which timing may be subject to regulatory approval process or corporate law requirements). on the closing the purchasing Party or Parties shall pay the sale price to the Offeror against the conveyance by the Offeror of its Offered Interest free and clear of all together with delivery by the Offeror of such documents as May (in the reasonable opinion of such purchases' solicitor) be required to complete the sole of such Offered Interest

(f)

if, at the expiration of thirty (30) days from the date of the Offer, the Other, or any of them, have not elected to buy the whole of the Interest on the terms and conditions contained in the Offer, the Offer shall be conclusively deemed to have been declined by the Other. The Offeror shall then have the right to sell the Interest to any bona fide purchaser for value (the "Third Party") within six (6) months following the expiration of the thirty (30) day period. for a price and upon term and conditions no more favourable than those set forth in the offer.

(g)

no disposition of any Interest permitted by this Section 8.1 may be made unless;

(i)

the Third Party enters into in agreement with the Other by which the Third Party becomes bound by and entitled to the benefit of the provisions of this Agreement and the Other shall into such an agreement; and

(ii)

if the Third Party is not a natural person, the person or, if more than one, persons that control the Third Party enter into an agreement with the Other by which such person of persons, as the case may be, covenant, jointly and severally, as principals and not guarantors, to cause the Third Party to punctually perform all of its obligations under this Agreement.

(h)

if the Offeror fails to dispose of the Interest within the six (6) month period, such right to dispose of the Interest shall expire and the Offeror may not then dispose of the Interest unless it has again complied in full with the provisions of this Section 8. 1, and so on from time to time.

(i)

if the Other fail to make an election by notice in writing given within the time required by these provisions, then at the expiration of such time, such Other shall be conclusively deemed to have elected to decline the Offer made by the Offeror.

8.2

For greater certainty, it is acknowledged that elections to purchase shall be of no force or effect unless the aggregate subject of such elections, prior to the expiration of thirty (30) days after the giving of the Offer, is equal to the whole of the Interest being offered.

8.3

Restrictions on Encumbrances: Any Party may pledge, Mortgage, charge or otherwise encumber its Interest in order to secure moneys borrowed and used by that Party for the sole purpose of enabling it to finance its participation under this Agreement or in order to secure by way of floating charge as a part of the general corporate assets of that Party moneys borrowed for its general corporate purposes, provided that the pledgee, mortgagee, holder of the charge or encumbrance (the "Chargee") shall hold the same subject to the provisions of this Agreement and that if the Chargee realizes upon any of its security it will comply with this Agreement. The agreement between the Party, as borrower, and the Chargee shall contain specific provisions to the same effect as the provisions of this Section 8.3.

8.4

Mergers and Affiliates: The right of first refusal as so out in Section 8.1, shall not apply to:

(a)

a corporate merger, consolidation, amalgamation, or reorganization of a Party, provided the surviving entity will assure the rights, obligations, and liabilities of the affected Party to this Agreement; or

(b)

the transfer of a Party's Interest to an Affiliate.

Part 9

SALE PROVISIONS

9.1

application: The provisions of this Part 9 shall apply to any purchase and sale of an Interest between the Parties resulting from this Agreement, notwithstanding anything to the contrary contained in this Agreement.

9.2

Time and Location of Closing: Any purchase and sale of an Interest to which this Part 9 applies shall close at 10:00 a.m. (Toronto, Ontario time) at the head office of Paramount Gold Mining Corp. located in Ottawa, Ontario, Canada or at such other location as the Parties may agree.

9.3

Resignation of Selling Party's Nominees: The Party selling its Interests shall cause its nominees to resign from the Management  Committee effective as of the date of closing of the purchase and sale of such Interest.

9.4

Method of Payment of Purchase Price: The amount of the purchase price for the Interest being purchased and sold which is payable at closing shall be payable by banker's draft or certified cheque made payable to the selling Party and delivered to the selling Party at the closing of the purchase and sale of such Interest.

9.5

Deemed Warranties: The selling Party shall be deemed to represent and warrant to the purchasing Party, effective as at the closing of such purchase and sale, that:

(a)

the Interest being purchased and sold is beneficially owned by am or more of the members of the selling Party and is free mod clear of all mortgages, liens, charges, security interest, adverse claims, pledges, encumbrances and demands of any nature whatsoever.

(b)

no person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from any member of the selling Party of all or any part of the Interest being purchased and sold;

(c)

the purchase and sale of the Interest will not result in a breach of the provisions of any agreement, indenture, deed, debenture, mortgage bond or other document or instrument to which any member of the selling Party is a party or by which it is bound, and

(d)

except as disclosed by the selling Party, there are no outstanding obligations or commitments' for reclamation, closure or other environmental corrective,clean-up or remediation action directly or indirectly relating to the Project Area or any part thereof.

The said representations and warranties shall survive closing of the purchase and sale.

9.6

Releases: The rights and obligations of any Party who disposes of all of its Interest in compliance with this Agreement shall terminate upon completion of such disposition, except those obligations under Section 9.5 and any other obligation existing at the time of such disposition and for which a demand for payment had been made prior to the time of such disposition.

DEFAULT

10.1

Event of Default: It is an event of default (a "Default") if a Party (the "Defaulting Party") (the other Party being the "Non-Defaulting Party") fails to observe any of the provisions of or perform any of its obligations under this Agreement and if such failure continues for thirty (30) days after a Non-Defaulting Party has in writing demanded that such failure be cured, a Non-Defaulting Party May do any one or more of the following:

(a)

exercise any remedy available: to the Non-Defaulting party pursuant to this Agreement, including without limitation, the remedies contained in sections 11.4 and 14.2;

(b)

pursue any remedy available in law or equity, it being acknowledged by each of the Parties that specific performance, injunctive relief (mandatory or otherwise) or other equitable relief may be the only adequate remedy for a Default;

(c)

take all actions in his or their own names or in the name of the Defaulting Party, the Parties or the Manager as may reasonably be required to cure the Default in which event all payments, costs and expenses incurred therefore shall be payable by the Defaulting Party to the relevant Non-Defaulting parties on demand with interest until repaid at an interest rate equal to the prime commercial lending rate of the Chase Manhattan Bank from time to time plus four percent (4%) per annum, calculated monthly; and

(d)

waive the Default provided, however, that any waiver of a particular Default shall not operate as a waiver of any subsequent or continuing Default.

Part 11

EXPLORATION PROGRAMS

11.1

Exploration Programs: Draft Programs submitted by the Manager to the Parties contain a statement in reasonable detail of the proposed Program and estimates of all Exploration Costs to be incurred. Each Party shall, within thirty (30) days of receipt of the Program, give notice to the Manager committing to contribute its Proportionate Share of the Exploration Costs of that Program

11.2

Party Election: If any Party elects not to contribute or is deemed to have elected not to contribute to a Program, the amounts to be contributed by the Parties who elected to contribute to that Program shall be increased pro rata, subject to the right of any of them to elect not to contribute more than the amount initially committed pursuant to Section 11. 1 hereof. If a Party elects not to contribute more than the amount initially committed, the Manager may elect not to proceed with the Program or may prepare an amended Program and the provisions of this Part 11 shall apply to such amended Program.

11.3

Invoices: The Manager shall be entitled to invoice each Party, no more frequently than is monthly, for its Proportionate Share of Exploration Costs incurred and paid by the Manager. Each invoice shall be signed by a responsible official of the Manager. Each Party shall pay to the Manager the amount invoiced, within ninety (90) days of receipt of the invoice. If a Patty protests the correctness of an invoice it shall nevertheless be required to make the payment, subject to later adjustment if such protest is sustained.

11.4

Default: If any Party (the "Non-contributing Party") fails to make payment to the Manager within 90 days of the receipt of the invoice, the Manager may by written notice to the Non-contributing Party demand payment. Upon demand, the Non-contributing Party shall be obligated. to pay the amount of the invoice plus a surcharge in the amount of 5% of the invoice amount as liquidated damages and not as a penalty (together the "Past Due Amount"). The Parties have determined that the foregoing formula to be used to calculate will result in computation and payment of a genuine pre-estimate of the damages which will be incurred by the Manager in the event of late payment by any Party. For example, if the Non-contributing Party fails to pay an invoice in the amount of $100,000.00 within 90 days of receipt of the invoice, upon notice of the Manager, the Past Due Amount payable by the Non-contributing Party shall be $105,000.00. If the Past Due Amount is not paid within thirty (30) days of the delivery of the demand notice, the Non-contributing Party shall be deemed to have elected not to contribute to the Exploration Costs and the provisions of Section 11.7 shaft apply. Notwithstanding the foregoing nothing in this Section 11.4 shall have the effect of requiring any party to pay any amount that exceeds the amount permitted under the terms of any applicable laws in which case the obligation to pay such amount shall automatically be reduced to the maximum amount permissible by law.

11.5

Deleted Intentionally.

11.6

Deleted Intentionally.

11.7

Election not to Contribute: If a Party elects or is deemed to have elected not to contribute to the Exploration Costs of any Program, the Interest of that Party shall be decreased and the Interest of the Party contributing in excess of its Proportionate Share of the Exploration Costs shall be increased so that at all times during the Exploration Period the Interest of each Party will be that percentage which is equivalent to its Exploration Costs and Prior Expenditures expressed as a percentage of the Exploration Costs and Prior Expenditures of all Parties. Notwithstanding the foregoing, the Party whose Interest has been reduced shall be entitled to receive details of and to contribute to future Programs to the extent of its then Interest.

11.8

Reduction Of Interest: If the effect of the application of Sections 11.4 or 11.7 is to reduce any Party's Interest to twenty percent (20%) or less (the "Diluted Party") it shall forfeit its Interest to the other Party (the "Active Party") and the Diluted Party shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance to the Active Party, a Royalty Interest calculated in accordance with Appendix III and that Party shall have no further right or Interest under this Agreement.

Part 12

FEASIBILITY REPORT

12.1

Approval to Prepare: Except as provided in Section 12.2, a Feasibility Report shall only be prepared with the approval of the Management Committee. The Manager shall provide copies of the completed Feasibility Report to each of the Parties forthwith upon receipt, together with copies of all of the latest technical data and information generated or received by the Manager from the immediately preceding Program and not contained in the Feasibility Report.

12.2

Proponent's Report: Notwithstanding the provisions of Section 12.1, if a Party (the "Proponent") is of the view that a Feasibility Report should be prepared, such Party shall give notice thereof to the Manager and the Manager shall call a Management Committee meeting to consider the matter if the Management Committee fails to approve the preparation of the Feasibility Report supported by the Proponent, the Proponent may either alone or with other Parties, at its or their sole cost, prepare a Feasibility Report (the "Proponent Feasibility Report"). If such Feasibility Report indicates that production from the Property would be profitable to the Proponent, the Proponent shall deliver the Feasibility Report to the Manager who shall then call a Management Committee, meeting to consider the Proponent's Feasibility Report. if the Management Committee adopts the Feasibility Report, the non-contributing Parties may either pay the Proponent an amount equal to 150% of their respective proportionate costs of the preparation of the Feasibility Report, or shall suffer reduction of their respective Interests pursuant to Section 14.2. Upon the adoption by the Management Committee of the Proponents Feasibility Report it shall become a Feasibility Report for all purposes hereunder.

Part 13

PRODUCTION NOTICE

13.1

Parties meeting: The Manager shall call a Parties' meeting to consider a Feasibility Report or a Proponents Feasibility Report for a date no sooner than (60) days after such report was provided to each of the Parties pursuant to Section 12.1 or 12.2, as applicable.

13.2

Party Approval: The Parties shall consider each Feasibility Report or Proponent's Feasibility Report, as applicable, and may approve any such report, with such modifications, if my, as they consider necessary or desirable.

13.3

If a Feasibility Report or Proponent's Feasibility Report, as applicable, is approved by the Parties, the Manager may cause a Production Notice to be given to the Parties stating that the Manager intends to establish and bring a Mine into production in conformity with the Report or Proponent's Feasibility Report, as applicable, as so approved by the Parties.

Part 14

ELECTION TO CONTRIBUTE

14.1

Notice to Contribute: Each Party with an Interest may, within sixty (60) days of receipt of the Production Notice, give the Manager and the other Party a notice committing to contribute its Proportionate Share of the. Mine Costs (the "Commitment Notice"). At the time of delivery of the Commitment Notice, each Party shall provide the Manager and the other Party with documentary evidence, satisfactory to the other Party acting reasonably, confirming that such Party has access to funds adequate to finance its Proportionate Share of the Mine Costs. If any Mine Costs are incurred during this sixty (60) day period, the Manager shall not issue any invoice with respect to said costs to any Party unless the Manager has received a Commitment Notice from that Party,

14.2

Non-participation: If any such party fails to give notice pursuant to Section 14.1, that Party (a "Non-participating Party") shall forfeit the right to contribute to Mine Costs and shall suffer dilution and conversion of its Interest as provided in this Section 14.2. The Party electing to contribute pursuant to Section 14.1 (the "Participating Party") may thereupon elect in writing to increase its contribution to the Mine Costs by any amount not less than the amount which the Non-participating Party has declined to contribute (the "Additional Commitment Notice"). At the time of delivery of the Additional Commitment Notice, the Participating Party shall provide the Manager and the Non-participating Party with documentary evidence, satisfactory to the Non-participating Party acting reasonably, confirming that the Participating Party has access to funds adequate to finance the Non-Participating Party's Proportionate Share Of the Mine Costs. If the Participating party elects to fully commit the Mine costs:

(a)

the Interest of the participating Party shall be increased and that of the NonParticipating Party shall be decreased so that the Interest of each party at all times is that percentage which is equivalent to.

(i)

the sum of its Exploration Costs, its Prior Expenditures and its contribution to Mine Costs;

divided by

(ii)

the sum of the tool Exploration costs, total Prior Expenditures the total Mine Costs contributed by all the Parties;

multiplied by

(iii)

100

(b)

if the effect of the application of Section 14.2 (a) reduces any Party's Interest to twenty percent (20%) or less (the "Diluted Party") it shall forfeit its Interest to the other Party (the "Active Party") and the Diluted Party shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance to the Active Party, a Royalty Interest calculated in accordance with Appendix III and that Party shall have no further right or Interest under this Agreement and

(c)

the Active Party shall cause to be paid to the Diluted Party any Royalty Interest derived from the Project Area in the manner provided in Appendix III.

14.3

Deemed Withdrawal: if, after the operation of Section 14.2, Mine Costs are not fully committed the Production Notice shall be deemed to be withdrawn and neither Party shall suffer dilution or conversion of its interest with respect to the withdrawn Production Notice.

14.4

Implementation of Report: If, after the operation of Section 14.2 Mine Costs are fully committed, the Manager shall diligently proceed to implement the Feasibility Report in accordance with normal standards in the mining industry. If the Manager fails to so implement the Feasibility Report within twenty-four (24) months of the issuance of the Production Notice for reasons other than general economic conditions in the mining industry, any Party which forfeited the right to contribute to Mine Costs pursuant to Section 14.2 shall have the right, exercisable by written notice to the Participating Party during the thirty (30) days following the expiration of such twenty-four month period to reacquire from the Participating Party not less than all of the non-Participating Party's Interest as last held, by paying its Proportionate Share of Mine Costs (together with interest at the Prime Rate plus four percent (4%) per annum calculated monthly) to the Participating Party. All payments required under this section shall be made within Ninety (90) days of the Non-Participating Party giving written notice to the Participating Party that it intends to reacquire its Interest.

14.5

Summary of Work: During the twenty-four (24) month period referred to in Section 14.4, the Manager shall not be obligated to provide any Non-participating Party with the results of any work carried out on the Project Area, the Manager's sole obligation during such period being to provide any Non-Participating Party with an annual report outlining the nature of the work carried out and the total Costs thereof.

Part 15

MINE FINANCING

15.1

Mine Costs: Subject to Section 14.2, the contributions of the Parties toward the Mine Costs shall be individually and separately provided by them. Each party shall contribute its Proportionate Share of all Mine Costs.

Part 16

CONSTRUCTION

16.1

Construction to Proceed: Subject to Part 14, the Manager shall proceed with Construction with all reasonable dispatch after a Production Notice has been given. Construction shall be substantially in accordance with the Feasibility Report subject to any variations proposed in the Production Notice.

Part 17

OPERATION OF THE MINE

17.1

Operating Year: Commencing with the Completion Date, all Operations shall be planned and conducted and all estimates, reports and statements shall be prepared and made on the basis of an Operating Year.

17.2

Operating Plan: With the exception of the first Operating Year, an operating plan for each Operating Year shall be submitted by the Manager to the Parties not later than the end of the third quarter in the year immediately preceding the Operating Year to which the Operating Plan relates. Each Operating Plan shall contain the following:

(a)

a plan for the proposed Operations;

(b)

a detailed estimate of all Mine Costs plus a reasonable allowance for contingencies;

(c)

an estimate of the quantity and quality of the ore to be mined and the concentrates or metals to be produced; and

(d)

such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan;

17.3

Included Costs. The Manager shall be entitled to include in the estimate of Mine Costs referred to in Section 17.2 (b) hereof the reasonably estimated costs of satisfying continuing obligations that may remain after this Agreement terminates, in excess of amounts actually expended. Such continuing obligations are or will be incurred as a result of Operations and shall include such things a monitoring, stabilization, reclamation or restoration obligations, severance and other employee benefit costs and all other obligations incurred or imposed as a result of the Mining Operation which continue or arise after termination of this Agreement and settlement of all accounts. The amount accrued from time to time for the satisfaction of such continuing obligations shall be as Costs hereunder but shall be segregated into a separate account.

Part 18

PAYMENT OF MINE COSTS

18.1

Invoice Parties: Subject to Section 14.1, the Manager may invoice each Party, from time to time, for that Party's Proportionate Share of Mine Costs incurred to the date of the invoice, or at the beginning of each month for an advance equal to that Party's Proportionate Share of the estimated cash disbursements to be made during the month.

Each Party shall pay its Proportionate Share of the Mine Costs or the estimated cash disbursements aforesaid to the Manager within thirty (30) days after receipt of the invoice. If the payment or advance requested is not so made the amount of the payment or advance shall bear interest calculated monthly not in advance from the thirtieth (30th) day after the day of receipt of the invoice thereof by that Party at a rate equivalent to the weighted average Prime Rate for the month plus four percent (4%) per annum until paid The Manager shall have a lien on each Party's Interest in order to secure that payment or advance together with interest which has accrued thereon.

18.2

Payment Default: If any Party (in this Section 18.2 called a "Defaulting Party") fails to pay an invoice contemplated in Section 18.1 within the thirty (30) day period aforesaid, the Manager may, by notice, demand payment. If no payment is made within thirty (30) days of the Manager's demand notice, the Manager may, without limiting its other rights at law, enforce the lien created by Section 18.1 by taking possession of all or any part of the Defaulting Party's Interest. The Manager may sell and dispose of the Interest which it has so taken into its Possession by:

(a)

first offering that Interest to the non-Defaulting Parties, if more than one then in proportion to the respective Interests of the non-Defaulting Parties who wish to accept that offer, for that price which is the fair market value stated in the lower of two appraisals obtained by the Manager from independent, well recognized appraisers competent in the appraisal of mining Properties; and

(b)

if the non-Defaulting Parties lave not purchased all or part of that interest as aforesaid, then by selling the, balance. if any, either in whole or in part or in separate parcels at public auction or by private tender (the Parties being entitled to bid) at a time and on whatever terms the Manager shall arrange, having first given notice to the Defaulting Party of the time and place of the sale.

18.3

Purchaser to be Bound: As a condition of the sale as contemplated in Section 18.2 (b), the purchaser shall agree to be bound by this Agreement and, prior to acquiring the Interest, shall deliver notice to that effect to the Parties, in form acceptable to the Manager. The proceeds of the sale shall be applied by the non-Defaulting parties a payment of the amount due from the Defaulting Party And interest as aforesaid, and the, balance remaining, if any, shall be paid to the Defaulting Party after deducting reasonable costs of the sale. Any sale or disposal made as aforesaid shall be a perpetual bar both at law and in equity from and against any claims by the Defaulting Party and its successors and all other Parties and/or the Manager.

Part 19

DISPOSITION OF PRODUCT AND MARKETING RIGHTS

19.1

Marketing Rights: Pursuant to Sections 3.1, the Party holding not less than a fifty-one percent (51%) Interest shall be entitled to exercise one hundred percent (100%)

of the Marketing Rights in respect of he Project Area for a period of twenty-five (25) years from the date of commencement of Commercial Production at each Mine on the Project Area and from which Minerals are produced.

19.2

Deleted Intentionally.

19.3

Taking in Kind: Subject to sections 19.1 and 19.4, upon the commencement of Commercial Production from any Mine on the Project Area and provided that each Party has paid to the Manager its Proportionate Share of Construction Costs, the Parties shall take in kind and separately dispose of their Proportionate Share of all Minerals produced from the Project Area.

19.4

For the purposes of determining the value of Minerals taken in kind pursuant to Section 19.3 each Party's Proportionate Share of Minerals shall be valued at the time of delivery to the Party (or purchase or sale by the Manager pursuant to Subsection 19.6). The value of the Minerals shall be equal to the amount received by the party acting as Manager for its share of such Minerals after deduction of:

(a)

all costs of transporting Minerals including insurance, from the Project Area to the place of delivery designated by the purchaser of such Minerals;

(b)

such reasonable charge for marketing Minerals as is consistent with generally accepted industry marketing practices, and

(c)

all taxes (other than income taxes) royalties or other charges or imposts provided for pursuant to any law or legal obligation imposed by any government if paid by such Party in connection with the disposition of Minerals taken in kind.

19.5

Any costs incurred by reason of the taking in kind or separate disposition by a Party of its proportionate share of Minerals shall be borne by that Party and that Party shall be required to construct, operate and maintain, at its own expense, any and all facilities which may be necessary to receive, store and dispose of its share of Minerals.

19.6

If either Party fails to make the necessary arrangements to take in kind or separately dispose of its proportionate share of Minerals, the Manager as agent may purchase for its own account or sell such share, subject to the right of the Party owning such share to revoke at will the Manager's authority under this Section 19.6 in respect of Minerals not then purchased by the Manager or committed for sale to others, and the Manager shall be entitled to deduct from the sale proceeds all costs of or related to marketing such Minerals including, without limitation, transportation, storage, commissions, and discounts but all contracts of sale executed by the Manager for a Party's share of Minerals shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances and in no event shall any such contract be for a period in excess of one (1) year.

19.7

Proceeds received by the Manager in respect of the sale of Minerals pursuant to Sections 19.1 or 19.6 shall be calculated by the Manager separately for each Party at the end of each calendar month and shall be paid monthly within twenty (20) days after the end of each such calendar month following payment to the Manager by each Party of its respective share of Operating Costs outstanding as at the end of that calendar month.

19.8

If a Party, any Affiliate of a Party or any person with whom a Party is not dealing at arm's length is a purchaser of Minerals from a Party, and if the value of such Minerals is to be used to determine any matter arising under this Section 19.8, such Party shall be deemed to have received prevailing market prices for all Minerals so sold.

Part 20

TERMINATION OR SUSPENSION OF MINING OPERATIONS

20.1

Suspension of Mining: The Manager may at any time subsequent to the Completion Date, on at least thirty (30) days notice to all Parties, recommend that the parties approve the suspension of Operations. The Manager's shall include a plan and budget (in this Section 20.1 called the "Mining Maintenance Plan") in reasonable detail of the activities to be performed to maintain the Assets and Project Area during the period of suspension and the Costs to be incurred. The Parties may, at any time subsequent to the Completion Date, cause the Manager to suspend Operations in accordance with the Manager's recommendation with such changes to the Mine Maintenance Plan as the Parties deems necessary. The Parties shall be committed to contribute their Proportionate Share of the Costs incurred in connection With the Mine Maintenance Plan. The Parties may cause Operations to be resumed at any time

20.2

Procedure for Suspension: If the parties approve the Manager's recommendation as aforesaid, the Manger shall:

(a)

implement the Mine Closure Plan whereupon the Parties shall be committed to pay, in proportion to their respective Interests, such Costs as may be required to implement that Mine Closure Plan;

(b)

remove, sell and dispose of such Assets as may reasonably be removed and disposed of profitably and such other Assets as the manager may be required to remove pursuant to applicable environmental and mining laws; and

(c)

sell, abandon or otherwise dispose of the Project Area.

The disposal price for the Assets and the Project Area shall be the best price obtainable and the net revenues, if any, from the removal and sale shall be credited to the Parties in proportion to their respective Interests.

Part 21

DELETED INTENTIONALLY

Part 22

INSURANCE

22.1

Where available on commercially reasonable terms, the Manager shall obtain and maintain or cause any contractor engaged by it hereunder to obtain and maintain, during any period in which active work is carried out hereunder, not less than the following:

(a)

statutory workers' compensations insurance for all of the Manager's personnel covering all claims filed under the applicable worker' compensation law

(b)

employer's liability insurance with a limit on liability of not less than $5,000,000 for each accident

(c)

comprehensive commercial general liability insurance with a limit on liability of not less than $5,000,000, combined single limit, per occurrence, for bodily injury and property damage, arising out of Operations performed under this Agreement by the Manager; and

(d)

comprehensive automobile liability insurance, if available, covering all vehicles, hired, owned and non-owned, with a limit on liability of not less than $1,000,000 combined single limit per occurrence for bodily injury and property damage.

22.2

Certificate of Insurance: The Manager will forward to the parties, a certificate of insurance for the various insurance coverage required in Section 22.1. The Manager shall give all Parties advance written notice of not less than thirty (30) days of any reduction or termination of such insurance coverage.

22.3

For greater certainty, the provisions of Sections 22.1 and 22.2 shall apply regardless of whether a Party or a third party is acting as Manager.

Part 23

FORCE MAJEURE

23.1

Delays in Performance: Notwithstanding anything herein contained to the contrary, if any Party is prevented from or delayed in performing any obligation under this Agreement, and such failure is occasioned by any cause beyond its reasonable control, other than lack of funds, whether foreseeable or unforeseeable, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; laws, regulations, orders, proclamations, instructions of requests of any government or governmental entity. judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery at facilities; or any other cause whether similar or dissimilar to the foregoing, then, subject to Section 23.2, the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent, to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of such total period.

23.2

Notice of delays: Any Party claiming suspension of its obligations as aforesaid shall promptly notify the other Parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice insofar as it is reasonably able so to do and as soon as possible, provided that the terms of settlement of any labour disturbance or dispute, strike or lockout shall be wholly in the discretion of the Party claiming suspension of its obligations by reason thereof and that Party shall not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike, or lockout solely to remedy or remove the force majeure thereby constituted.

23.3

Continuing Obligations: The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Manager from its obligations to keep the Project Areas in good standing.

Part 24

TERMINATION

24.1

This Agreement shall terminate:

(a)

upon the consent in writing of the Parties;

(b)

upon the dissolution, winding-up, bankruptcy or insolvency of the Manager;

or

(c)

upon there being only one Party to this Agreement.

24.2

Notwithstanding the foregoing any termination of this Agreement shall not affect or be deemed to affect any right or obligation of either Party, which arose prior to or upon such termination. Furthermore, the provisions of section 20.2 shall survive the termination of this Agreement.

Part 25

FURTHER ASSURANCES

25.1

The Parties shall execute such further documents and do such further things as may be necessary to give full effect to the provisions of this Agreement and the intent embodied in them For greater certainty and without limiting the generality of the foregoing, each Party agrees that this Agreement is to be translated into the Spanish language and each party hereby agrees to execute such Spanish version. In the event of any discrepancy between the Spanish version and the English version of this Agreement, the English version shall prevail.

Part 26

ENTIRE AGREEMENT AND AMENDMENTS

26.1

This Agreements contains the entire agreement between the Parties concerning it, subject Matter and supersedes all previous expectations, understandings, communications, representations and agreements, whether verbal or written, in that regard, and may only be amended by an agreement in writing signed by all of the Parties.

26.2

For greater certainty, effective immediately upon the execution of this Agreement by all Parties, the Option Agreement shall terminate and cease to be of any further force or affect and the Parties hereby release each other from all claims arising thereunder.

Part 27

SEVERABLITILTY

27.1

If any provision of this Agreement is unenforceable or invalid for any reason whatsoever, it shall be modified rather than voided, if possible, to give effect to the intentions of the Parties to the extent possible, and if not modifiable, it shall be severed, In any event, all other provisions of this Agreement shall be deemed valid and enforceable.

Part 28

NOTICES

28.1

Any notice or other writing required or permitted to be given hereunder or for the purposes hereof to any Party shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

(a)

In the case of a notice to Paramount Mexico, to:

Paramount Gold Mining Corp.

Suite 110 - 346 Waverley Street

Ottawa, Ontario, Canada

K2P 0W5

Attention: Christopher Crupi, President

Facsimile No. (613) 226-5106

E-Mail: ccrupi@paramountgold.com

(b)

In case of a notice to Amermin, to:

Corporacion Amermin S. A. de C.V.

Ramon Dominguez #200

Col. Deportistas, 31125

Chihuahua, Chihuahua, Mexico

Attention: Ramiro Trevizo Ledesma

Facsimile No. (614) 2008481

E-mail: trevizor2@hotmail.com

With a copy to:

Tara Gold Resources Corp.

2162 Acorn Court

Wheaton, Illinois, 60187

Attention: Frances (Rich) Biscan

Facsimile No.: (630) 456-4135

E-mail: taragoldresources@comcast.net

or at such other address or addresses as the Parties to whom such writing is to be given shall have last notified the Party giving the same in the manner provided in this Section 89.1. Any notice delivered to the Party to whom it is addressed as heretofore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day, then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the seventh (7th) Business Day next following the date of its mailing.  Any notice transmitted by facsimile or other form of recorded communication shall be deemed to be given and received on the first Business Day after its transmission.

Part 29

TIME OF ESSENCE

29.1

Time of the Essence: Time is of the essence in this Agreement.

Part 30

GOVERNING LAW AND ATTORNMENT

30.1

This Agreement shall be governed by and interpreted in accordance with the laws of Mexico.

Part 31

ARBITRATION

31.1

Any disputes concerning the subject matter of this Agreement shall, in the first instance, be forthwith referred for resolution between the President of Paramount Mexico's parent company, Paramount Gold Mining Corp. and the President of Amermin's parent company, Tara Gold Resources Corp., and if such dispute cannot be resolved within thirty (30) days of such referral, shall be referred for arbitration in accordance with the provisions of Section 31.2.

31.2

All disputes referred to arbitration pursuant to Section 31.1 or in respect of any defined legal relationship associated with or derived therefrom, shall be referred to and finally resolved by arbitration under the commercial rules of the American Arbitration Association.

31.3

The Parties shall agree on the appointment of an arbitrator and if the Parties are unable to agree within thirty (30) days after the election to arbitrate a dispute, the arbitrator shall be appointed by the American Arbitration Association.

31.4

The arbitration shall be conducted in Phoenix, Arizona.

31.5

Any award made Pursuant to Section 31.2 shall be final and binding on all Parties hereto and may be enforced in any court of competent jurisdiction. Any report prepared by the arbitrator shall be delivered to each of the Parties.

Part 32

ENURMENT

32.1

This Agreement shall enure to the benefit of and be binding upon the parties and the Manager and their respective heirs, executors, personal representatives, successors and permitted assignees, as the case may be.

Part 33

WAIVER

33.1

No waiver of any breach of this Agreement shall be binding unless evidenced in writing executed by the Party against whom waiver is claimed. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

Part 34

EXECUTION IN COUNTERPART

34.1

This Agreement may be signed by the Parties in counterparts and may be delivered by facsimile, each of which when delivered will be deemed to be an original and all of which together will constitute one instrument.

Part 35

INDEPENDENT LEGAL ADVICE

35.1

The undersigned acknowledge that they have been instructed to obtain independent legal advice prior to signing this Agreement and that they have either obtained independent legal advise or waive their right to same.

THE PARTIES, intending to be contractually bound and are duly authorized to bind their respective corporations, have executed this Agreement as of the date set out on the first page.

Paramount Gold de Mexico S.A. de C.V.

By:/s/William C. Reed

Name: William C. Reed

Vice-President

I have authority to bind the Corporation.

Corporacion Amermin S.A. de C.V.

By:/s/Ramiro Trevizo Ledesma

Name: Ramiro Trevizo

Title:

I have authority bind the Corporation.